EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Owens & Minor, Inc.:

We consent to the incorporation by reference in the registration statement (No. 33-32497) on Form S-8 of Owens & Minor, Inc. of our report dated June 26, 2008 with respect to the statements of net assets available for benefits of the Owens & Minor 401(k) Savings and Retirement Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule of assets (held at end of year) as of December 31, 2007, which report appears in this annual report on Form 11-K.

Richmond, VA

June 26, 2008

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